Geokinetics Annual Meeting
April 27, 2010
Management Presentation Given by
Richard F. Miles,
Geokinetics’ President and CEO

Good afternoon and welcome to Geokinetics’ 2010 annual stockholders’ meeting. Today, I would like to review Geokinetics’ goals, objectives and progress to date and share with you our plans to enhance the value of your investment in our company.

But before I begin… Let me point out that some of my comments this afternoon will be considered forward-looking statements for the purpose of the Securities Act of 1933 and the Securities Exchange Act of 1934 and are subject to known and unknown risks and other factors as described in our recent Form 10-K for the year ended 2009. I will also make reference to EBITDA, which is a non-GAAP financial measure. A definition and reconciliation of this measure to the applicable GAAP measure can be found in our most recent earnings release, which is located on our website, www.geokinetics.com. With that out of the way, I can now begin…

As I reflected on 2009 and the remarks I would make today it was difficult to know where to start, as so much has happened in the past 12 months both as a result of the financial meltdown of 2008 and from actions we initiated earlier to grow and strengthen our firm. Clearly, the financial meltdown of 2008 affected our performance in 2009, but not quite in the way we anticipated.

In the first six months of 2009 we achieved record results despite the dramatic downturn of the recession. When I came before you at this time last year we were optimistic that by year-end everything would right itself. We were getting encouraging signals from our oil company clients that things were improving.  Requests for bids, particularly for our higher margin higher productivity Ocean Bottom Cable crews, were high which led us to believe increased demand was just around the corner.  We could see what we were capable of achieving, given a full order book and high asset utilization, and knew that with an uptick in orders, sustainable growth was immediately attainable. Frankly, we became too efficient and wound up being victims of our own success as our productivity increased and we pulled work scheduled for Q3 and Q4 into the first half of the year.

When the development of new orders dragged on our second half failed to meet expectations. Yet, even under these conditions we were able to find sufficient work at reasonable rates to complete 2009 with record results and show an increase in revenue and EBITDA, a feat not achieved by many in the oil field service industry in 2009.

Now, after ten months of waiting for those large orders to materialize, we are four months into 2010 and see it as the mirror image of 2009. This year, our first half is weaker than anticipated for it is only now that the first several of those jobs are finally being awarded - many within the past 30 days. But today, with new orders materializing frequently, we see the promise of a very strong second half that I believe will lead us to further growth and new revenue and EBITDA records in 2010.

Our strategy to focus more on international operations paid dividends in 2009. By mid year we had evolved into a truly global company with over 80 percent of our revenue being derived from international locations. Our global presence has enabled us to quickly adapt and deploy crews to markets that offer the highest potential, with characteristics that favored our high-value niche capabilities and where we have a competitive advantage.

When natural gas prices cratered demand in the U.S., we were able to reduce our crew count in the United States and re-deploy the assets into more lucrative international markets. Today, the North American market, which declined throughout 2009, is just now showing signs of improvement. However, after a period of bidding at unsustainably low levels by certain of our competitors it will be several more months before the proprietary turnkey business returns to reasonable margins.

The below-cost bidding environment of 2009 also prompted us to enter the U.S. multi-client market where, with our newly created partnership with Geophysical Pursuit, we started working in the Marcellus Shale in Pennsylvania. To date, we have now completed 440 square miles which is Bradford phase I, and are recording and processing phase II with phases III and IV well underway, and with yet more opportunities in the advanced planning stages. The success of these programs reflects excellent performance across the entire array of our services: from on-time permitting and surveying to exceptional data acquisition and processing turnaround, which has resulted in our gaining an excellent reputation for data acquisition and service in one of the hottest plays in the United States.

In December, we entered into an agreement to acquire the worldwide onshore seismic data acquisition and multi-client data library business of PGS, which complements our traditional strengths and our new multi-client activities. We closed the deal on February 12th of this year.  With the addition of PGS Onshore we are not only the clear leader in the onshore seismic data acquisition business, but we’ve created the second largest provider of onshore seismic data acquisition services in the world in terms of crew count and are now the largest contractor based in the Western Hemisphere.  Beyond the benefits of size and scale, the acquisition of PGS Onshore places us in new regional markets, resulting in greater geographic reach overall; it enhances our presence in Africa and Asia and extends our leadership position in the Americas. The PGS team brings extensive geographic expertise similar to ours, with the ability to operate in traditionally challenging environments such as the severe desert conditions of the Middle East and North Africa, the environmentally sensitive terrain of the Arctic as well as mountain, jungle and swamp regions.

As a combined company, we have expanded our service and customer base and enhanced our position within the seismic contractor industry.  We have the assets and technical capabilities to support up to 38 crews worldwide, with more than 200,000 recording channels and over 150 vibroseis units. Today, those assets can be readily redeployed into more lucrative markets as opportunities arise.

As part of the PGS Onshore acquisition we raised $300 million in senior secured notes and also entered into a new $50 million revolving credit facility. We issued 2.1 million shares of common stock to PGS, and issued 4.2 million through a secondary public offering with a further 750,000 shares as part of a restructuring of preferred stock. We now have approximately 17.9 million shares issued and our debt is primarily made up of our senior secured notes with the full $50 Million available on our revolver.

Thus far in 2010 our focus has been to fully integrate PGS Onshore into Geokinetics to take advantage of the synergies offered by the two companies and to exploit the many opportunities offered by this merger. I am happy to report that this process is going extremely well in the operational area where the two companies are now operating well as one.  The R&D group has come together as if they had been planning this event for years; quite independently they have been developing complementary approaches to the business. While Geokinetics has been focused primarily on improving utilization techniques for new technology to increase operational efficiency, PGS Onshore has been focused on solving geophysical problems and reducing equipment costs. Together, our combined R&D group is a powerhouse.

The more difficult part of the integration process, combining IT services, finance, accounting and all the various HR functions into a seamless unit is ongoing with all of the various tasks identified and most expected to be completed on time and budget. This piece has been made even more difficult as we are still in the process of implementing Oracle, a new ERP system, which itself is over budget and well beyond our original time estimate. We are employing several consultants to get us on track with the ERP implementation, the administration integration process, and various other initiatives we have undertaken. I am quite sure than when we complete the final phase of the PGS Integration currently scheduled for June 30th 2010 we will start to see the savings we had projected when we first reported the potential acquisition of PGS Onshore.

Operationally, we have expanded the application of our bottom laid cable business from transition zones and shallow water into deeper waters now going to 500 feet in depth, increasing the potential of this profitable business line.  I believe we are the leader in this segment, but we are not resting on our success, in fact, we are continuously upgrading our equipment, improving our techniques and methodologies to strengthen our market position and make it harder for competitors to duplicate our services.  The project we recently completed in Angola for Sonangol is a benchmark for other companies to try and duplicate.

Overall, despite the recent challenges, and our disappointing start to the year, we expect an improved 2010 with increased seismic activity and more data acquisition opportunities as compared to 2009.  We are optimistic about our prospects in the second half of the year and are confident that we will get our share of the emerging opportunities. With our strong global presence, now further enhanced by the acquisition of PGS Onshore, and our excellent customer relationships, we believe we remain extremely well positioned, both financially and operationally, to continue to weather this current industry down cycle and to benefit from the upturn in the energy markets that we see beginning during the second half of 2010.

As I stand before you today, I am mindful that many of you have been long-term investors and believers in Geokinetics. I thank you for your patience and support throughout the necessary, but difficult measures we have taken to position the company for sustained long-term growth. I also want to thank our Board of Directors for their guidance and steadfast support and our management team and employees for their sacrifices throughout this year of exceptional challenge and their dedication to delivering stellar results for our customers.

Also at this juncture I would like to welcome our two new board members Mr. Gottfred Langseth and Mr. Anthony Tripodo who will add more geophysical insight to the board and further complement our international knowledge and experience.
Geokinetics has made tremendous strides and I believe we are now well on the path to delivering exceptional returns to our investors.  I will now be happy to entertain your questions.